Exhibit 99.1

Iovance Biotherapeutics Reports First Quarter 2019 Financial Results and Provides Corporate Update

- First patient dosed in pivotal Cohort 4 in study of lifileucel in advanced melanoma;

regulatory submission planned for late 2020 -

- New interim data from melanoma Cohort 2 and cervical cancer studies to be presented in June at the

2019 American Society of Clinical Oncology (ASCO) meeting -

- Company to host conference call at 4:30 p.m. EDT today -

SAN CARLOS, Calif., May 7, 2019 -- Iovance Biotherapeutics, Inc. (NASDAQ: IOVA), a late-stage biotechnology company developing novel cancer immunotherapies based on tumor-infiltrating lymphocyte (TIL) technology, today reported first quarter 2019 financial results and provided a corporate update.

“We have made great progress in recent months in advancing TIL therapy toward commercialization. In April, we dosed the first patient in the pivotal study, Cohort 4 of the innovaTIL-01 melanoma trial, bringing us a step closer to our goal of filing for regulatory approval of lifileucel in 2020,” commented Maria Fardis, Ph.D., MBA, president and chief executive officer of Iovance Biotherapeutics. “We are pleased that three Iovance abstracts submitted to ASCO have been accepted, two of which include data updates from our fully enrolled Cohort 2 of our melanoma program and data from our ongoing LN-145 cervical study being presented for the first time in a medical conference at the 2019 meeting.”

Recent Achievements and Upcoming Milestones

Clinical

•	In April 2019, the company announced that the first patient was dosed in Cohort 4 of the pivotal innovaTIL-01 study of lifileucel in metastatic melanoma.
•	New interim data from Cohort 2 of the innovaTIL-01 melanoma study and data from the ongoing innovaTIL-04 cervical cancer study will be presented on June 1, 2019 at the American Society of Clinical Oncology (ASCO) annual meeting.
•	The company closed the IOV-LUN-201 study and instead will add an additional arm to the IOV-COM-202 study, adapting clinical development plans to reflect advances in the treatment landscape for non-small cell lung cancer.
•	The protocol for innovaTIL-04, the Phase 2 study in cervical cancer, was amended to increase the sample size to 59 and to modify the primary endpoint of Objective Response Rate (ORR) to be determined by a Blinded Independent Review Committee (BIRC). The company made the changes in anticipation of a meeting with the U.S. Food and Drug Administration (FDA) planned for later this year to discuss the registration pathway for LN-145 in cervical cancer.

Regulatory

•	In February 2019, LN-145 received Fast Track designation from the FDA for the cervical cancer indication.

Research

•	In April 2019, persistence and biomarker data from Cohort 2 of the innovaTIL-01 study of lifileucel in the treatment of advanced melanoma were presented at the American Association for Cancer Research (AACR) annual meeting. The presentation described results of an analysis of circulating T cells at 42 days post-infusion, highlighting the uniqueness of clonal profiles in TIL therapy in melanoma. The results support potential use of a polyclonal product such as Iovance bulk TIL in the treatment of melanoma and likely other cancers with high mutational load solid tumors.
•	Researchers at Iovance have generated data in collaboration with Roswell Park Cancer Center from the 22-day Gen 2 process of generating TIL from patient derived bladder cancer tumor tissue. An abstract describing the data has been accepted for presentation at the upcoming AACR “Bladder Cancer: Transforming the Field” conference taking place May 18-21, 2019.

Corporate

•	In May 2019, the company opened a satellite office in Philadelphia, Pennsylvania. The office will house various functions including members of the Iovance legal and manufacturing teams.

First Quarter 2019 Financial Results

Net loss for the quarter ended March 31, 2019 was $37.0 million, or $0.30 per share, compared to net loss of $26.5 million, or $0.31 per share for the quarter ended March 31, 2018.

Research and development expenses were $30.9 million for the quarter ended March 31, 2019, an increase of $11.0 million, compared to $19.9 million for the same period ended March 31, 2018. The increase in research and development expenses was primarily attributable to an increase in the total number of patients in our clinical studies which in turn results in higher manufacturing and clinical study costs, technology transfer expenses and an increase in research and development headcount.

General and administrative expenses were $9.1 million for the quarter ended March 31, 2019, an increase of $2.1 million compared to $7.0 million for the same period ended March 31, 2018. The increase was primarily attributable to an increase in general and administrative headcount and higher stock based compensation.

Cash, Cash Equivalents and Short-term Investments

At March 31, 2019, the company held $440.0 million in cash, cash equivalents, and short-term investments compared to $468.5 million at December 31, 2018.

Webcast and Conference Call

Iovance will host a conference call and live audio webcast to discuss financial results and provide a corporate update today at 4:30 p.m. EDT.

To participate in the conference call, please dial 1-844-646-4465 (domestic) or 1-615-247-0257 (international) and reference the access code 7393657. The live webcast can be accessed under “News & Events: Investor Calendar” in the Investors section of the Company’s website at www.iovance.com or at the link: https://edge.media-server.com/m6/p/ika42eku. An archived webcast will be available in the Investors section of www.iovance.com for thirty days following the call.

About Iovance Biotherapeutics, Inc.

Iovance Biotherapeutics intends to commercialize lifileucel, an autologous cell therapy product using TIL technology that amplifies the body’s own immune response to eradicate solid tumors or attack blood cancers. The company is currently conducting the pivotal study innovaTIL-01 in patients with metastatic melanoma. In addition, the company’s TIL therapies are being investigated for the treatment of patients with locally advanced, recurrent or metastatic cancers including cervical, head and neck, and non-small cell lung cancer. For more information, please visit www.iovance.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Iovance Biotherapeutics, Inc. (hereinafter referred to as the “Company,” “we,” “us,” or “our”). We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “likely,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. The forward-looking statements include, but are not limited to, risks and uncertainties relating to the success, timing, projected enrollment, manufacturing capabilities, and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates (including both Company-sponsored and collaborator-sponsored trials in both the U.S. and Europe), such as statements regarding the timing of initiation and completion of these trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the strength of the Company’s product pipeline; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s manufacturing, license or development agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the FDA may not agree with the Company’s interpretation of the results of its clinical trials; later developments with the FDA that may be inconsistent with already completed FDA meetings; the preliminary clinical results, including efficacy and safety results, from ongoing Phase 2 studies may not be reflected in the final analyses of these trials, including new cohorts within these trials, and may not be supportive of product approval; the FDA or other regulatory authorities may potentially delay the timing of their approval of, or other action with respect to, the Company’s product candidates (specifically, the Company’s description of FDA interactions are subject to FDA’s interpretation, as well as FDA’s authority to request new or additional information); the Company’s ability to address FDA or other regulatory authority requirements relating to its clinical programs and registrational plans, such requirements including, but not limited to, clinical and safety requirements as well as manufacturing and control requirements; risks related to the Company’s accelerated FDA review designations, including the Company’s ability to maintain and benefit from such designations; and the ability of the Company to manufacture its therapies using third party manufacturers. A further list and description of the Company’s risks, uncertainties and other factors can be found in the Company’s most recent Annual Report on Form 10-K and the Company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.iovance.com. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:
Annie Chang

Solebury Trout

646-378-2972

achang@troutgroup.com

Chad Rubin

Solebury Trout

646-378-2947

crubin@troutgroup.com

Media Relations Contact:
Rich Allan

Solebury Trout

646-378-2958

rallan@troutgroup.com

IOVANCE BIOTECHNOLOGIES, INC.
Selected Consolidated Balance Sheet Data
(Unaudited, in thousands)

	March 31,	December 31,
	2019	2018

Cash, cash equivalents, and short-term investments	$440,018	$468,523
Total assets	$461,502	$480,821
Stockholders' equity	$434,932	$466,193

Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	For the Three Months March 31,
	2019	2018
Revenues	$-	$-

Costs and expenses
Research and development expenses	30,905	19,912
General and administrative expenses	9,081	6,965
Total costs and expenses	39,986	26,877

Loss from operations	(39,986)	(26,877)
Other income
Interest income, net	3,036	362
Net Loss	$(36,950)	$(26,515)

Net Loss Per Common Share, Basic and Diluted	$(0.30)	$(0.31)

Weighted-Average Common Shares Outstanding, Basic and Diluted	123,415	84,350

* Includes stock-based compensation as follows
Research and development	$2,701	$2,000
General and administrative	3,145	2,104
	$5,846	$4,104